Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone (410) 705-3155
________________________________________________________________________

Securities and Exchange Commission
450 – Fifth Street N.W.
Washington, D.C. 20549

Gentlemen:

Alan Weinberg, CPA is the former independent registered accountant of SquareOne Medical, Inc. (the “Company” and formerly E-18, Corp.). I have read the Company’s Current Report on Form 8-K dated June 26, 2009, and are in agreement with the contents of Item 4.01 (a). For the remainder of the Current Report on Form 8-K, I have no basis to agree or disagree with other statements of the Company contained therein.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
June 26, 2009